Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.1 to Registration Statement No. 333-133278 of our report dated November 11, 2005 (December 21, 2005 as to Note 15) relating to the consolidated financial statements of Kimball Hill, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings “Summary historical consolidated financial and other data”, “Selected historical consolidated financial and other data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 28, 2006